Exhibit 99.1

TRC Reports Second Quarter and First Half Results

Windsor, CT  —  February 5, 2004  —  TRC (NYSE:TRR) today announced financial results for the second quarter and first half of fiscal 2004 ended December 31, 2003.

Second Quarter Results

Net service revenue for the second quarter of fiscal 2004 increased 8.4% to $60.3 million from $55.6 million for last year’s second quarter.  Gross revenue increased 20% to a record $97.3 million from $81.0 million for the same period a year ago.

As anticipated, operating margin continued to improve, increasing to 11% for this year’s second quarter compared to 9.5% for the first quarter, 8.3% for the fourth quarter of fiscal 2003, and 6.3% for last year’s third quarter.

“We are pleased with this steady rebound since last year’s disappointing third quarter as we continue to broaden our core business in higher margin growth markets,” said Chairman and Chief Executive Officer Dick Ellison.  “The operating enhancements we implemented over the past year and the improvement in economic conditions have resulted in additional positives for TRC:

•               Cash flow from operations increased to $5.3 million for the second quarter, one of our best quarters;

•               Net contract backlog increased to approximately $250 million, a second consecutive quarterly record;

•               Accounts receivable declined by $4.5 million from the end of the first quarter even though revenue increased.  As a result, DSO declined from 116 to 111 days;

•               In addition, we continue to gain leadership positions in important markets including the licensing of LNG facilities, which are critical for the nation’s natural gas supply, and infrastructure security, with TRC’s recent Port of Houston contract award.”

Net income for the fiscal 2004 second quarter was $3.7 million, or $0.24 per diluted share.  This compares to net income for the second quarter of fiscal 2003 of $4.2 million, or $0.29 per diluted share.

First Half Results

For the first six months of fiscal 2004, net service revenue increased 9.1% to $116.9 million from $107.1 million for last year’s comparable period.  Gross revenue increased 17.4% to $187.6 million from $159.8 million a year ago.

Net income for the first six months of fiscal 2004 was $6.7 million, or $0.44 per diluted share.  This compares to net income for the first six months of fiscal 2003 of $5.4 million, or $0.36 per diluted share, after a charge for the cumulative effect of an accounting change of $2.4 million, or $0.17 per share.  Additional audit fees of approximately $0.02 per diluted share associated with the fiscal 2003 change in accounting were recorded in the first quarter of fiscal 2004.

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TRC Companies, Inc.

5 Waterside Crossing  •  Windsor, Connecticut 06095

Telephone 860-298-9692  •  Fax 860-298-6291

Conference Call

TRC will host a conference call at 11:00 a.m. ET today.  A simultaneous WebCast may be accessed from the Investor Center link at www.TRCsolutions.com.  A replay will be available after 1:00 p.m. ET at this same Internet address, or at (800) 633-8284, reservation #21181444.

About TRC Companies, Inc.

Named one of FORTUNE Magazine’s 100 Fastest Growing Companies in 2003, Forbes Top 200 Best Small Companies and Business Week’s Top 100 Hot Growth Companies, TRC is a customer-focused company that creates and implements sophisticated and innovative solutions to the challenges facing America’s environmental, infrastructure, power, and transportation markets.  The Company is also a leading provider of technical, financial, risk management, and construction services to both industry and government customers across the country.  For more information, visit TRC’s website at  www.TRCsolutions.com.

Forward-Looking Statements

Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as “may,” “expects,” “plans,” “anticipates,” “believes”, “estimates,” or other words of similar import. You should consider statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the availability and adequacy of insurance, the uncertainty of our operational and growth strategies, the challenges inherent in integrating newly acquired businesses, regulatory uncertainty, the availability of funding for government projects, the level of demand for the Company’s services, product acceptance, industry-wide competitive factors, the ability to continue to attract and retain highly skilled and qualified personnel, and political, economic, or other conditions. Furthermore, market trends are subject to changes, which could adversely affect future results.  See additional discussion in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003, and other factors detailed from time to time in the Company’s other filings with the Securities and Exchange Commission.

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TRC Companies, Inc.

Condensed Consolidated Statements of Income

(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands, except per share data)	2003	2002	2003	2002
		(As restated)		(As restated)
Gross revenue	$97,282	$81,028	$187,601	$159,841
Less subcontractor costs and direct charges	36,990	25,394	70,743	52,754
Net service revenue	60,292	55,634	116,858	107,087

Operating costs and expenses:
Cost of services	50,078	45,712	97,536	88,554
General and administrative expenses	2,164	1,571	4,447	3,145
Depreciation and amortization	1,434	1,135	2,860	2,262
	53,676	48,418	104,843	93,961
Income from operations	6,616	7,216	12,015	13,126
Interest expense	365	328	739	581
Income before taxes	6,251	6,888	11,276	12,545
Federal and state income tax provision	2,563	2,652	4,573	4,830
Income before accounting change	3,688	4,236	6,703	7,715
Cumulative effect of accounting change, net of income taxes of $1,478	—	—	—	(2,361)
Net income	3,688	4,236	6,703	5,354
Dividends and accretion charges on preferred stock	204	181	371	378
Net income available to common shareholders	$3,484	$4,055	$6,332	$4,976

Basic earnings per common share:
Before accounting change	$0.26	$0.31	$0.47	$0.57
Cumulative effect of accounting change	—	—	—	(0.18)
	$0.26	$0.31	$0.47	$0.39

Diluted earnings per common share:
Before accounting change	$0.24	$0.29	$0.44	$0.53
Cumulative effect of accounting change	—	—	—	(0.17)
	$0.24	$0.29	$0.44	$0.36

Average shares outstanding:
Basic	13,583	13,014	13,541	12,837
Diluted	14,522	14,702	15,395	13,645

TRC Companies, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)	December 31, 2003	June 30, 2003
ASSETS
Current assets:
Cash	$2,109	$5,120
Accounts receivable, less allowances for doubtful accounts	110,493	99,758
Insurance recoverable –environmental remediation	2,232	2,361
Deferred income tax benefits	2,203	1,768
Prepaid expenses and other current assets	2,018	2,347
	119,055	111,354

Property and equipment, at cost	42,721	41,059
Less accumulated depreciation and amortization	25,660	23,611
	17,061	17,448
Goodwill	109,117	102,748
Investments in and advances to unconsolidated affiliates	6,912	5,355
Long-term insurance receivable	2,035	3,455
Long-term insurance recoverable - environmental remediation	13,540	14,397
Other assets	6,204	5,829
	$273,924	$260,586

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,642	$1,894
Accounts payable	15,803	14,441
Accrued compensation and benefits	12,417	10,773
Income taxes payable	689	866
Billings in advance of revenue earned	6,606	5,162
Environmental remediation liability	2,232	2,361
Other accrued liabilities	7,870	6,090
	47,259	41,587
Non-current liabilities:
Long-term debt, net of current portion	41,308	43,065
Deferred income taxes	7,833	8,062
Long-term environmental remediation liability	13,540	14,397
	62,681	65,524

Mandatorily redeemable preferred stock	14,767	14,711

Shareholders’ equity:
Capital stock:
Preferred, $.10 par value; 500,000 shares authorized, 15,000 issued as mandatorily redeemable, liquidation preference of $15,000	—	—
Common, $.10 par value; 30,000,000 shares authorized, 14,659,184 and 13,716,205 shares issued and outstanding, respectively, at December 31, 2003 and 14,429,570 and 13,486,590 shares issued and outstanding, respectively, at June 30, 2003	1,466	1,443
Additional paid-in capital	96,109	92,157
Note receivable	—	(146)
Retained earnings	54,539	48,207
	152,114	141,661
Less treasury stock, at cost	2,897	2,897
	149,217	138,764
	$273,924	$260,586